Exhibit 10.27

SETTLEMENT AGREEMENT

THE UNDERSIGNED:

1.	CERUS EUROPE B.V., with its registered office Amersfoort, hereinafter referred to as: “Employer”;

and

2.	MR. CASPAR HOGEBOOM, [date of birth and home address omitted], The Netherland, hereinafter referred to as: “Employee”;

Employer and Employee are also to be referred to hereinafter jointly as “Parties” and individually as “Party”;

TAKING INTO ACCOUNT THAT:

A.	Employee started employment with Employer on 6 March 2006 under the conditions stipulated in the employment contract between the Parties, hereinafter referred to as: the “Employment Contract”;

B.	Employee is working in the capacity of President Cerus Europe and EEMEA at a monthly salary of EUR 20,347.58 excluding other emoluments;

C.	Employer has informed Employee that it wishes to terminate the Employment Contract due to a difference of opinion regarding the work duties to be performed. The Parties have discussed their differences and have had to conclude that fruitful cooperation in the future is no longer an option also since no other suitable internal positions are available nor will they become available in the near future;

D.	The Employer has therefore taken the initiative to terminate the Employment Contract with the Employee;

E.	Parties confirm that the Employee is not to be blamed for the termination of the Employment Contract, and no urgent cause for termination is in place;

STATE TO HAVE AGREED AS FOLLOWS:

1.	Article 1 – Termination of the Employment Contract

1.1.	The Employment Contract between Employee and Employer will be terminated at Employer’s initiative as of 31 March 2016, to be referred to hereinafter as: the “Termination Date” with mutual consent.

From the date of this settlement agreement and until the Termination Date, Employer will relieve Employee of work duties with retention of salary, including emoluments. The Employee will take care of a proper handover of the Employee’s range of duties.

2.	Article 2 – Compensation

2.1.	As compensation for the termination of the Employment Contract, Employer will pay Employee a (gross) amount of EUR 359,333.99 as compensation for the statutory transitional pay and notice period, which amount will be paid out at the latest on 30 April 2016. Said amount will not be due if the Employee is dismissed for urgent cause within the meaning of section 7:678 Dutch Civil Code, prior to the Termination Date.

2.2.	Employer will pay the benefits included in Article 2.1 in the manner indicated by Employee, as long as this manner of payment is within the bounds of tax legislation. The manner of payment may not result in cost increases for Employer.

2.3	Parties agree and acknowledge that Employee is not entitled to any bonus over 2015 and/or 2016 and no payments will be made in that respect.

3.	Article 3 – Final Payment

At the latest on 30 April 2016, Employer will prepare the normal final payment for Employee’s benefit. Any outstanding days holiday will be considered as taken before the Termination Date.

4.	Article 4 – Pension

As from the Termination Date, the Employer will no longer contribute to the Employee’s pension. At the Employee’s request, the Employer will cooperate with the transfer of built up pension rights, as to the extent legally permitted.

5.	Article 5 – Company Property

Employee will surrender all documentation in connection with (the business of) Employer and all company property at Employer’s first request, but at the very latest on the Termination Date. Except for documents connected with the Employment Contract, Employee will not retain any notes or copies of such documentation in his/her possession.

6.	Article 6 –Non-Competition Clause

The Parties agree that as from the Termination Date, the Employee will be released from all obligations pursuant to the non-competition clause agreed on in article 9 of the Employment Contract. As such, no payment shall be due based on article 9.5 of the Employment Contract.

2/5

7.	Article 7 – Testimonial / References

Employer will provide Employee with a positive testimonial at Employee’s request.

8.	Article 8 – Confidentiality

8.1	The Parties will not make known to third parties any information regarding the (business of) Employer as well as the nature and content of this Settlement Agreement, except in the event of a legal obligation to make such information public.

8.2	The Employee recognizes and agrees that, as an employee of the Employer, he may have been informed or otherwise may have had access to critical business and confidential information of the Employer, such as “know how,” trade secrets, inventions, intellectual property, copyrights, research projects, customer and pricing information, and plans for the future of the Employer. The Employee hereby acknowledges that he is required to refrain from disclosing such confidential information other than to the Employer’s employees authorized to receive such information, so long as such information remains confidential. The parties agree that the obligations set forth in this paragraph shall survive expiration or termination of this Settlement Agreement for any reason.

9	Article 9 – Illness

9.1	In the event Employee is unable to perform due to sickness on the Termination Date or within 28 days upon the Termination Date, Employee is obliged to:

i. Report his sickness immediately to the Employer in the usual manner;

ii. Comply with the applicable guidelines with respect to sickness until Employee is fully recovered from his sickness;

iii. Comply with the instructions given by or in the name of the Employer in relation to doctor’s visits or visits undertaken by other professionals, as well as instructions on the basis of relevant legislation, such as the Dutch Illness Act (Ziektewet) and/or WIA; and

iv. Provide all information that is required on the basis of the Illness Act (Ziektewet) and/or WIA to the Employer and/or Labor Office (UWV).

10.	Article 10 – Disclosures and Communications

10.1	The Parties will refrain from making negative statements about each other. Employee will refrain from (assisting in) issuing public disclosures and communications regarding the Employer.

10.2	Parties will in good faith agree on the positively worded internal communication and external press release, if any, in relation to the termination.

3/5

11.	Article 11 – Dissolution and Rescission

11.1	The Employee is herewith informed that without providing a reason, he has the right to dissolve this termination agreement within 14 days after the date of this termination agreement, which dissolution must be effected by means of a written statement addressed to the Employer.

11.2	Apart from the Employee’s right referred to in article 11.1 and to the extent permitted by law, Parties hereby waives the rights under Articles 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of this Settlement Agreement on the grounds of breach (“toerekenbare tekortkoming”) or error (“dwaling”).

12.	Article 12 – Partial invalidity

In the event that an Article of this Settlement Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Settlement Agreement shall continue to be effective to the extent that, in view of the Settlement Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision. Employer and Employee shall make every effort to reach agreement on a new Article which differs as little as possible from the invalid, illegal, not binding or unenforceable Article, taking into account the substance and purpose of this agreement.

13.	Article 13 – Settlement Agreement

This Settlement Agreement is a Settlement Agreement in the sense of Article 7:900 of the Dutch Civil Code.

14.	Article 14 – Discharge

After performing everything that is agreed in this Settlement Agreement, the Parties will mutually grant each other final discharge with respect to everything they might have to claim from each other by reason of the Employment Contract and/or its termination.

15.	Article 15 – Final provision

By way of signing this agreement, the Employee declares (a) to have a good and complete understanding of the settlement agreement, as well as the consequences thereof, (b) to agree to the content of the settlement agreement as well as the consequences thereof, (c) to have been put in a position to seek legal advice on this matter, (d) that at the time of signing this settlement agreement, he has not accepted another job nor does he have any concrete prospect of such other employment, and (e) to not have kept any relevant information from the Employer which in all reasonableness could have influenced the terms of this settlement agreement.

4/5

16.	Article 16 – Applicable Law and Competent Court

Dutch law shall apply to this Settlement Agreement and to the interpretation of it. In case of any disputes, the Court of Amsterdam is exclusively deemed to be the relevant court.

Accordingly agreed and signed in duplicate.

/s/ William M. Greenman
Cerus Europe B.V.
Legally represented by:
Name: William ‘Obi’ M. Greenman
Position: Managing Director Cerus Europe B.V.

Date: 23 December 2015

/s/ Caspar Hogeboom
Mr. Caspar Hogeboom

5/5